February ___, 2016	Robert R. Pluth Jr. 312.258.5535 rpluth@schiffhardin.com

Professionally Managed Portfolios
2020 E. Financial Way, Suite 100
Glendora, CA 91741
Attention:  Elaine Richards, Esq.

Re:
Federal Income Tax Consequences of Merger of the Hodges Equity Income Fund, a series of Professionally Managed Portfolios, with and into the Hodges Blue Chip 25 Fund, a series of Professionally Managed Portfolios

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), in connection with the merger of Hodges Equity Income Fund (the “Acquired Fund”), a series of the Trust, with and into the Hodges Blue Chip 25 Fund (the “Acquiring Fund”), a series of the Trust.  The merger is being consummated in accordance with an Agreement and Plan of Merger (the “Plan”) dated as of February ___, 2016, and the [Registration Statement of the Trust] (Registration No. ___________) as filed with the Securities and Exchange Commission on ______________, 2016 (the “Registration Statement”). Pursuant to the Plan and in accordance with the Registration Statement, the merger of the Acquired Fund with and into the Acquiring Fund (the “Reorganization”) will involve (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in redemption of all outstanding shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”) and in complete liquidation of the Acquired Fund as provided in the Plan.  This opinion is furnished to you pursuant to section 6.3.4 of the Plan.

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

February ___, 2016

(d)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Acquired Fund, the Acquiring Fund, and the Trust, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a)
The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of the Acquired Fund and the Acquiring Fund will be a party to a reorganization within the meaning of Section 368(b) of the Code.

(b)
No gain or loss generally will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities or upon the distribution of the Acquiring Fund Shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund.

(c)
No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

(d)
The adjusted tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Acquired Fund immediately prior to the Reorganization.

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(e)
The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the Reorganization.

(f)
No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

(g)
The aggregate adjusted tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the Acquired Fund Shares held by the Acquired Fund’s shareholders immediately prior to the Reorganization.

(h)
The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefore, provided that the Acquired Fund Shares were held as a capital asset on the closing date of the Reorganization.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders and the Acquired Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as a shareholder who is a dealer in securities or who acquired its shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Acquired Fund or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Further, no opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction, including the Reorganization, if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.

February ___, 2016

To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date of this letter.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 6.3.4 of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

SCHIFF HARDIN LLP

By:
      Robert R. Pluth, Jr.

23000-0900
AT\230082940.2